UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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                                                                          CH Energy Group, Inc.
           (Name of Registrant as Specified In Its Charter)
______________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter to employees of CH Energy Group was sent by CH Energy Group on April 6, 2009.

Steven V. Lant
Chairman, President &
Chief Executive Officer

     April 6, 2009

To All Employees:

CH Energy Group’s Annual Meeting of Shareholders will be conducted April 28, 2009. As you may know, GAMCO Asset Management Inc. filed a preliminary proxy statement with the Securities and Exchange Commission last week indicating that they intend to nominate three alternative director candidates at that meeting.

I would like to put this matter in context for you. Holding 1,274,367 shares, representing approximately 8.1 percent of the outstanding CH Energy Group shares, GAMCO, together with its affiliates, is one of the Company’s largest shareholders. Our relations with GAMCO have always been cordial since it began investing in our Company more than eight years ago. Last September 25, GAMCO announced that it was considering nominating director candidates at 13 companies in which GAMCO invests, including CH Energy Group. It has now filed a preliminary proxy statement nominating three director candidates to our Company’s eight-member board.

The Board of Directors is always open to the views of our shareholders, and we appreciate GAMCO’s interest in the Company. In this case, however, we believe that our own experienced directors who are up for reelection are more qualified than the individuals nominated by GAMCO.

Some of you have asked what you can do to help. If you are a shareholder, please return your WHITE proxy card in support of our directors immediately. (Also know that those of you who are shareholders may receive a copy of GAMCO’s proxy statement and other solicitation materials.) Secondly, please continue to do what you have been doing every day by providing our customers with excellent service.

As a result of GAMCO’s filing, there may be increased attention on our Company from shareholders, analysts and the media. As always, it is important for the Company to speak with one voice; I ask that if you receive any outside inquiries, please forward them immediately to Vice President of Public Affairs Denise D. VanBuren at (845) 486-5563.

I thank each of you for your hard work and continued dedication to CH Energy Group. You are a vital part our success. I want to emphasize that now, more than ever, it is important for all of us to remain focused on our important work and serving the best interests of shareholders and customers alike.

Chief Executive Officer and Chairman of the Board

The CH Energy Group Companies
Central Hudson Gas & Electric Corporation
Central Hudson Enterprises Corporation

284 South Avenue Poughkeepsie NY 12601